Exhibit 10.3

ADVISORY BOARD AGREEMENT

THIS ADVISORY BOARD AGREEMENT (this “Agreement”) is entered into on 5/31/2017 (the “Effective Date”) by and between BIOGEN3D Corporation, a Delaware corporation (the “Company”), and Ibrahim Tarik Ozbolat (“Advisor”).

RECITALS

WHEREAS, the Company desires to obtain the services of Advisor to serve on the Company’s Board of Advisors (the “Advisory Board”), and the Advisor desires to serve on the Advisory Board, upon the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing recital, which is incorporated into and made a part of the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Advisory Board Member. The Company hereby retains Advisor as a member of the Advisory Board, and Advisor accepts such position.

2. Term. The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date and terminating upon the later of either (1) 2 years from the Effective Date, or (2) upon immediate written notice delivered by either party to the other for any or no reason.

3. Position, Duties, Responsibilities.

a. Duties. Advisor shall perform those services (“Services”) as reasonably requested by the Company from time to time, including but not limited to the Services described on Exhibit A attached hereto. Advisor shall make himself reasonably available to answer questions, provide advice and provide Services to the Company upon reasonable request from the Company.

b. Independent Contractor; No Conflict. It is understood and agreed, and it is the intention of the parties hereto, that Advisor is an independent contractor, and not the employee, agent, joint venture, or partner of the Company for any purposes whatsoever. To the extent necessary, Advisor shall be solely responsible for any and all taxes related to the receipt of any compensation under this Agreement. Advisor hereby represents, warrants and covenants that Advisor has the right, power and authority to enter into this Agreement and that neither the execution nor delivery of this Agreement, nor the performance of the Services by Advisor will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Advisor is now or hereinafter becomes obligated. In addition, the parties acknowledge that neither party has, or shall be deemed to have, the authority to bind the other party.

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4. Compensation, Benefits, Expenses.

a. Compensation. As consideration for certain of the Services to be rendered by Advisor hereunder, the Company shall pay Advisor the Compensation as defined on Exhibit A attached hereto.

b. Reimbursement of Expenses. The Company shall promptly reimburse Advisor for any reasonable costs and expenses incurred by Advisor in connection with any Services specifically requested by the Company and actually performed by Advisor pursuant to the terms of this Agreement. Each such expenditure or cost shall be reimbursed only if: (i) with respect to costs in excess of $100, individually, Advisor receives prior approval from the Company’s CEO or CFO or other executive for such expenditure or cost, and (ii) with respect to costs in less than $100, individually, provided Advisor furnishes to the Company adequate records and other documents reasonably acceptable to the Company evidencing such expenditure or cost. Company shall reimburse Advisor for any reasonable expenses incurred by Advisor in connection with his in-person attendance at a Company board meeting, such expenses to include transportation, airline flights, hotels, and meals.

c. Ineligible for Employee Benefits. Advisor shall not be eligible for any benefit available only to employees of the Company, including but not limited to workers’ compensation insurance, state disability insurance, unemployment insurance, group health and life insurance, vacation pay, sick pay, severance pay, bonus plans, pension plans, savings plans and the like.

d. Payroll Taxes. No income, social security, state disability or other such government, federal, or state payroll tax will be deducted from the Advisor under this Agreement. Advisor agrees to pay all state, federal and governmental taxes and other such levies and charges as they become due on account of monies paid to Advisor hereunder, and to indemnify and hold Company harmless from and against any and all liability resulting from failure to do so.

5. Proprietary Information; Work Product; Non-Disclosure.

a. Proprietary Information Defined. The Company has and/or will conceive, develop and/or own, and continues to conceive and develop, certain property and intellectual rights and information, including, but not limited to, its business plans and objectives, products and services, client, customer and employee information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, inventions, research, recipes, processes, know-how, marketing strategies, algorithms, formulae, franchises, databases, computer programs, computer software and other trade secrets, information relating to patents issued, patents pending, patent applications, trademarks, service marks, copyrights, inventions, know-how or trade secrets, or otherwise to research and development efforts, methodologies, testing, engineering, manufacturing, sales, finances, or operations (such as but not limited to processes, formulae, methods, designs, schematics, plans, techniques, devices, manufacturing and/or testing procedures, sales, personnel information or data), intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to the Company’s business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of the Company (all of which are hereinafter referred to as the “Proprietary Information”). Although certain information may be generally known in the relevant industry, the fact that the Company uses it may not be so known. In such instance, the knowledge that the Company uses the information would comprise Proprietary Information. Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which the Company combines them, and the results obtained thereby, are known. In such instance, that would also comprise Proprietary Information.

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b. General Restrictions on Use. Advisor agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from the Company’s premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during the Term to the extent authorized and necessary to carry out Advisor’s responsibilities under this Agreement, and (ii) after termination of this Agreement, only as specifically authorized in writing by the Company. Advisor shall protect the Proprietary Information against unauthorized use or disclosure with at least the same degree of care that Advisor uses to protect its own proprietary or confidential information of a similar nature, but in no event less than a reasonable degree of care. Notwithstanding the foregoing, such restrictions shall not apply to: (x) information which Advisor can show was rightfully in Advisor’s possession at the time of disclosure by the Company; (y) information which Advisor can show was received from a third party who lawfully developed the information independently of the Company or obtained such information from the Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

The Company may use the name of Advisor or Advisor’s affiliated university or any affiliated entity without the prior written approval of Advisor or any affiliated entity, as the case may be, only so long as any such usage is limited to reporting factual events or circumstances only. Information not requiring prior written approval of Advisor or affiliated entity shall include using Advisor’s name, picture, biography and any information or videos regarding Advisor which is public. Company may state that Advisor is a member of Company’s Advisory Board and/or is providing strategic scientific and/or biomedical engineering advice and/or services and/or direction to Company, and may use information pertaining to Advisor for purposes including but not limited to Company website, marketing, advertising, and fundraising.

c. Ownership of Work Product. All Company Work Product (as hereinafter defined) shall be considered work(s) made for hire by Advisor for the sole benefit of the Company and shall belong exclusively to the Company and its designees. “Company Work Product” shall mean any and all works, ideas, inventions, improvements, discoveries, designs, writings, works of authorship, processes, formulas, intellectual property, patents and all other documentation (whether or not patentable or copyrightable or constituting trade secrets and whether or not reduced to writing or practice), that are authored, conceived, developed, first reduced to practice or discovered by Advisor (whether alone or with others) (i) in the performance of the Services, (ii) that derive from information or materials Advisor received from Company, or (iii) that relate to or result from the actual or anticipated business, work, research or investigation of Company. All Company Work Product shall be promptly and fully disclosed by Advisor to Company. Advisor hereby assigns all right, title and interest in and to such Work Product (including all intellectual property embodied therein) to Company. At Company’ request and expense, Advisor shall execute, acknowledge and deliver such assignments, declarations, certificates and other documents as Company may consider necessary or appropriate to properly evidence Company’s right, title and interest in the Company Work Product, and all intellectual property rights embodied therein, including, but not limited to, all copyrights and patent rights, and to obtain full protection therefor. Advisor shall execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and do such other acts (including, among other things, the execution and delivery of instruments of further assurance or confirmation) requested by Company to assign the Company Work Product to Company and to permit Company to file, obtain and enforce any patents, copyrights or other proprietary rights in the Company Work Product. Advisor’s obligation to execute, or cause to be executed, any such instrument or paper, shall survive until three years after the termination or expiration of Advisor’s service on the Advisory Board. All Company Work Product and all information related thereto shall be considered Proprietary Information and shall be subject to all of the restrictions set forth in this Agreement.

d. Return of Proprietary Information. Upon termination of this Agreement, Advisor shall promptly deliver to the Company all drawings, blueprints, manuals, specification documents, documentation, source or object codes, tape discs and any other storage media, letters, notes, notebooks, reports, flowcharts, and all other materials in its possession or under its control relating to the Proprietary Information and/or Services, as well as all other property belonging to the Company which is then in Advisor’s possession or under its control.

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e. Remedies. Nothing in this Section 5 is intended to limit any remedy of the Company under applicable state or federal law.

6. Notice of Competitive Services and Non-solicitation of Employees. During the Term and for 6 months thereafter, Advisor shall provide the Company with prior written notice if Advisor intends to provide any services, as an advisor, employee, consultant or otherwise, to any person, company or entity that competes directly with the Company, such written notice to include the name of the competitor. Advisor agrees that during the term of this Agreement and for a period of three years thereafter, Advisor will not, other than on behalf of or for the benefit of Company: (i) recruit or hire any employee, independent contractor or advisor of Company, or otherwise attempt to solicit or induce any such employee, independent contractor or advisor to leave the employment of, or terminate their relationship or provisions of services with, Company; or (ii) otherwise interfere with Company’s business relationship with any client, vendor, independent contractor or other party with whom Company engages in business.

7. Indemnification. Notwithstanding any other term of this Agreement, Company shall indemnify, defend and hold harmless Advisor, The Penn State University, their corporate affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, and heirs (“Indemnitees”), against any claim, liability cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorney fees and costs and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgements arising out of this Agreement (including but not limited to actions in the form of tort, warranty, or strict liability).

8. Miscellaneous.

a. Notices. Any notice required or otherwise made pursuant to this Agreement shall be in writing, sent by registered or certified mail properly addressed, or by email to the other party using the information set forth above or such other information as may be designated by written notice to the other party. Notice shall be deemed effective (i) three business days following the date of sending such notice if by mail, (ii) on the day following deposit with an overnight courier, if sent by overnight courier, (iii) upon receipt if by personal delivery, or (iv) upon confirmation of receipt through facsimile electronic means if by email.

b. Entire Agreement. This Agreement and any documents attached hereto as Exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter herein and therein, and supersede and replace any and all prior agreements and understandings, whether oral or written with respect to such matters. The provisions of this Agreement may be waived, altered, amended or replaced in whole or in part only upon the written consent of both parties to this Agreement.

c. Severability, Enforcement. If, for any reason, any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions herein shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

d. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, and the state and federal courts located in Cook County, Illinois shall have exclusive jurisdiction of all suits and proceedings arising out of or in connection with this Agreement. Each party hereby submits to the jurisdiction of said courts in Cook County, Illinois for purposes of any such suit or proceeding, and waives any claim that any such forum is an inconvenient forum.

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e. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

f. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 5 or 6, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Advisor in the event of any breach or threatened breach of any such provisions by Advisor (without having to post bond), in addition to any other relief (including damages) available to the Company under this Agreement or under applicable state or federal law.

g. Attorneys’ Fees. The prevailing party in any claim or litigation in connection with this Agreement shall be entitled to recover from the non-prevailing party all costs and expenses, including, without limitation, the prevailing party’s reasonable attorneys’ and paralegals’ fees and costs in connection with any such claim or litigation.

h. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

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IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the Effective Date.

COMPANY: BIOGEN3D CORPORATION		ADVISOR

Signature:	/s/ Steven Morris	Signature:	/s/ Ibrahim T. Ozbolat

Print Name:	Steven Morris	Print Name:	Ibrahim T. Ozbolat

Title:	CEO

EXHIBIT A

“Services”:

A.	Participate in quarterly meetings.
B.	Be reasonably accessible to the Company to provide guidance on overall strategy, laboratory setup and development, research strategy, research development and implementation, and other varied issues on an as-needed basis.
C.	Help identify, advise on and potentially recruit potential employees, consultants, directors, advisors and other services providers to the Company.
D.	Service activities performed by Advisor at written request by Company in satisfaction of terms (B) and (C) above in excess of 6 hours per quarter in a quarter which the Advisor had to travel to participate in a quarterly meeting may be billed at $250/hour until “Qualified Financing”, and service activities performed by Advisor at written request by Company in satisfaction of terms (B) and (C) above in excess of 10 hours per quarter in a quarter which the Advisor had to travel to participate in a quarterly meeting may be billed at $500/hour after “Qualified Financing.
Service activities performed by Advisor at written request by Company in satisfaction of terms (B) and (C) above in excess of 10 hours per quarter in a quarter which the Advisor did not have to travel to participate in a quarterly meeting may be billed at $250/hour until “Qualified Financing”, and service activities performed by Advisor at written request by Company in satisfaction of terms (B) and (C) above in excess of 15 hours per quarter in a quarter which the Advisor did not have to travel to participate in a quarterly meeting may be billed at $500/hour after “Qualified Financing.

“Compensation”:

Company shall: (a) pay Advisor $2,500 upon execution of this Agreement and $2,500 per 90 days until Company consummates fundraising in excess of $5,000,000 (a “Qualified Financing”); (b) after Company consummates a Qualified Financing, pay Advisor an amount equal to $5,000 per calendar quarter thereafter, payable within 10 days after the beginning of each such calendar quarter; (c) grant to Advisor 2,500 shares of common stock of Company (the “Grant”), which Grant shall be made within 180 days of the Effective Date and (d) grant to Advisor 10,000 options to purchase common stock of Company at an exercise price equal to the fair market value of such common units as of the date hereof, as reasonably determined by Company (the “Option”). The Option shall be granted no later than 1 year following the execution of this agreement pursuant to a separate agreement containing customary terms and conditions acceptable to Company, including, but not limited to, the following vesting schedule: (i) 50% of the Option shall vest on the two year anniversary of the Effective Date (the “Initial Vesting Date”); and (ii) the remaining 50% of the Option shall vest on the three year anniversary of the Effective Date.